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                                                                  EXHIBIT 3.2(b)



                             AMENDMENT TO BYLAWS OF
                               CINEMARK USA, INC.


         Article III, Section 2 is hereby amended and restated to read in its entirety as follows:

                                  ARTICLE III
                                   DIRECTORS

         Section 2. Number and Qualifications. The Board of Directors shall consist of ten (10) members, none of whom need be shareholders or residents of the State of Texas. The directors shall be elected at the annual meeting of the shareholders, except as hereinafter provided, and each director elected shall hold office until his successor shall be elected and qualify.


                                 CERTIFICATION

         I, the undersigned officer, hereby certify that the foregoing Article III, Section 2 was duly adopted as an amendment to the Bylaws of Cinemark USA, Inc. by Unanimous Consent in Lieu of Special Meeting of the Shareholders of Cinemark USA, Inc. dated March 12, 1996 to certify which witness my hand as of the 12th day of March, 1996.



                   /s/ Tandy Mitchell
                   --------------------------
                   Name:   Tandy Mitchell
                   Title:  Secretary